Form NSAR Sub Item 77K:  Changes in registrants certifying accountant

The Board of Trustees has selected Ernst & Young LLP (E&Y) to serve as the Funds independent registered public accounting firm for the fiscal year ended December 31, 2008. The decision to select E&Y was recommended by the Audit
 Committee and was approved by the Board on August 27, 2008. During the Funds fiscal years ended December 31, 2007 and December 31, 2006, none of the Funds, their portfolios nor anyone on their behalf consulted with E&Y on items which
 (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

The selection of E&Y does not reflect any disagreements with or dissatisfaction by the Funds or the Board with the performance of the Funds prior auditor, PricewaterhouseCoopers LLP (PwC). The decision to dismiss PwC and to select E&Y was recommended by the Funds Audit Committee and approved by the Funds Board of Trustees. PwCs report on the Funds financial statements for the fiscal years ended December 31, 2007 and 2006 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds fiscal years ended December 31, 2007 and December 31, 2006, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Funds financial statements for such years, and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation SK under the Securities and Exchange Act of 1934, as amended.